Exhibit 99.2

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES FOURTH QUARTER NET ASSET VALUE
AND PORTFOLIO UPDATES

HOUSTON, TX – March 18, 2011 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of December 31, 2010, of $38.1 million, an increase of $6.6 million since September 30, 2010.  Net assets per share increased to $4.29 as of December 31, 2010 from $3.55 as of September 30, 2010.  Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009
Net assets	$38,051	$31,474	$37,888	$50,151	$50,901
Shares outstanding	8,862	8,862	8,862	8,862	8,862
Net assets per share	$4.29	$3.55	$4.28	$5.66	$5.74

The overall increase in net asset value during the fourth quarter of 2010 resulted principally from the following events and other changes in the fair values of certain portfolio holdings as summarized below:

•
Sale of Assets by Riptide Entertainment, LLC (“Riptide”) and the Fund’s Holdings in 1848 Capital Partners, LLC (“1848”), Big Apple Entertainment Partners, LLC (“Big Apple”), and London Bridge Entertainment Partners Ltd (“London Bridge”).  On January 26, 2011, Riptide, a controlled subsidiary of the Fund, sold certain assets and the Fund sold its interests in 1848, Big Apple, and London Bridge, collectively in exchange for $10.0 million in cash to Capital Markets Acquisition Partners, LLC (“CMAP”). The Fund was introduced to CMAP, as the buyer of these holdings, in mid-January, 2011.  The dispositions resulted in an increase in the collective values for Riptide, 1848, Big Apple, and London Bridge from $3.4 million to $9.2 million.

•
ConGlobal Industries Holding, Inc. (“ConGlobal”).  The Fund increased the fair value of its holding in ConGlobal from $6.0 million to $8.4 million due to an increase in operating results and the indicative value resulting from a partial share buyback that occurred during the quarter.

•
Sovereign Business Forms, Inc. (“Sovereign”).  The Fund wrote down the fair value of its holding in Sovereign from $7.7 million to $6.6 million due to decreased operating results and the repayment to the Fund of $0.4 million during the quarter.

•	Spectrum Management, LLC (“Spectrum”). The Fund wrote down the fair value of its investment in Spectrum from $2.3 million to $1.4 million due to decreased operating results.

In addition to the disposal of certain assets of Riptide and the sale of the Fund’s holdings in 1848, Big Apple, and London Bridge, the other significant event subsequent to the end of 2010 included the receipt by the Fund of $0.8 million from the sale and redemption of its remaining membership interest in RP&C International Investments, LLC.

About Equus
The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.